UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2018

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2018, CrossAmerica Partners LP, a publicly traded Delaware limited partnership (the “Partnership”) and its subsidiary, Lehigh Gas Wholesale Services, Inc., a Delaware corporation (together with the Partnership, the “Borrowers”) entered into an amendment (the “Amendment”) to the Third Amended and Restated Credit Agreement, dated as of March 4, 2014, among the Borrowers, certain domestic subsidiaries of the Borrowers from time to time party thereto, as guarantors (“Guarantors”), the lenders party thereto, and Citizens Bank of Pennsylvania, as administrative agent (as amended to date, the “Credit Agreement”). The Borrowers are jointly and severally liable for all obligations under the Credit Agreement.

The Credit Agreement is a senior secured revolving credit facility that will, after giving effect to the Amendment, mature on April 25, 2020 and have a total borrowing capacity of $650.0 million. The Credit Agreement is secured by substantially all of the assets of the Partnership and its subsidiaries.

The following is a summary of the material terms of the Amendment and capitalized items in the following summary have the meanings given to such terms in the Amendment:

•	the Revolver Maturity Date was extended from March 4, 2019 to April 25, 2020;
•

the Revolving Committed Amount was increased from $550.0 million to $650.0 million and the Borrowers retained the ability, subject to certain conditions, including the obtaining of commitments, to increase this amount by up to an additional $100.0 million;

•

the period during which the permitted Total Leverage Ratio is increased from 4.50 to 1.00 to 5.00 to 1.00 after the closing of a Material Acquisition was amended to extend such period to four quarters (previously three); and

•

the Applicable Margin and Commitment Fee under the Credit Agreement, which vary based upon the level of the Total Leverage Ratio, were decreased for each applicable level as set forth in the Amendment, such that the Applicable Margin will range from 1.50% to 2.75% in the case of loans bearing interest at the LIBOR Rate and 0.50% to 1.75% in the case of loans bearing interest at the Alternate Base Rate, and the Commitment Fee will range from 0.20% to 0.45%.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

The representations and warranties of the Borrowers and Guarantors in the Amendment and in the Credit Agreement are, in many respects, qualified by materiality and limited to the knowledge of the entity making the representation and warranty, but their accuracy forms the basis of one of the conditions to the obligations of the parties to complete the transaction. These representations and warranties were made only for purposes of the Amendment and the Credit Agreement and as of specific dates, were solely for the benefit of the parties thereto, and are subject to limitations agreed to between the parties, including that they are qualified by disclosures between the parties that are not included with this report. Accordingly, investors and third parties should not rely on these representations and warranties as independent characterizations of the actual state of facts at the time they were made or otherwise but should consider them together with the other information that the Partnership has disclosed in other filings with the Securities and Exchange Commission.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Third Amended and Restated Credit Agreement, dated as of March 4, 2014, by and among Lehigh Gas Partners LP, as borrower, certain domestic subsidiaries of Lehigh Gas Partners LP from time to time party thereto, the lenders party thereto, and RBS Citizens, N.A., KeyBank National Association and Wells Fargo Securities, LLC, as joint lead arranger and joint bookrunners, Wells Fargo Bank, National Association and KeyBank National Association, as co-syndication agents, Bank of America, N.A., Manufacturers and Traders Trust Company, Royal Bank of Canada, and Santander Bank, N.A., as co-documentation agents, and Citizens Bank of Pennsylvania, as administrative agent for the lenders thereunder (incorporated by reference to Exhibit 10.1 to the Partnership’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 6, 2014)

10.2	Fifth Amendment to Third Amended and Restated Credit Agreement dated as of April 25, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSAMERICA PARTNERS LP
By:	CrossAmerica GP LLC,
its general partner

By:	/s/ Giovanna Rueda
	Name:	Giovanna Rueda
	Title:	Director, Legal Affairs and Corporate Secretary

Dated: April 30, 2018